EXHIBIT 7

Tularik Inc.

Common Stock

($0.001 par value)

November 4, 2003

Goldman, Sachs & Co.

SG Cowen Securities Corporation

UBS Securities LLC

SunTrust Capital Markets, Inc.

As representatives of the several Underwriters

c/o Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Ladies and Gentlemen:

This Lock-Up Letter Agreement is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among Tularik Inc. (the “Company”) and you, as the Underwriter, with respect to the public offering (the “Offering”) of common stock of the Company (the “Common Stock”) pursuant to that certain registration statement on Form S-3 (Registration No. 333-67366), originally filed by the Company with the Securities and Exchange Commission on August 13, 2001.

In order to induce you to enter into the Underwriting Agreement, the undersigned agrees that from the date hereof through and including the 90th day after the date of the final prospectus relating to the Offering (but in no event more than 120 days after the date hereof), the undersigned will not, directly or indirectly, without the prior written consent of Goldman, Sachs & Co., (i) sell, offer to sell, contract to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, or establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position,” each within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock or any such security, except for the exercise of any stock option by the undersigned, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii), unless such announcement relates to a transfer permitted by the following sentence and such announcement is required by applicable law, rule or regulation. The foregoing sentence shall not apply to (a) the registration of or sale to the Underwriters of any Common Stock pursuant to the Offering and the Underwriting Agreement, (b) bona fide gifts, provided that the recipient or recipients thereof agree in writing to be bound by the terms of this Lock-Up Letter Agreement, (c) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing to be bound by the terms of this Lock-Up Letter Agreement or (d) transfers, sales or other dispositions to a direct or indirect subsidiary of the undersigned, provided that such subsidiary agrees in writing to be bound by the terms of this Lock-Up Letter Agreement. For purposes of this paragraph, “immediate family” shall mean the undersigned and the spouse, any lineal descendant, father, mother, brother or sister of the undersigned. The restrictions of this paragraph shall have no effect on any bona fide pledges of shares of Common Stock entered into by the undersigned prior to the execution of this Lock-Up Letter Agreement.

In addition, the undersigned hereby waives any rights the undersigned may have to require registration of Common Stock in connection with the filing of a registration statement relating to the Offering. The undersigned further agrees that, from the date hereof through and including the 90th day after the date of the final prospectus relating to the Offering (but in no event more than 120 days after the date hereof), the undersigned will not, directly or indirectly, without the prior written consent of Goldman, Sachs & Co., make any demand for, or exercise any right with respect to, the registration of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock.

Unless sooner expired or terminated in accordance with its terms, this Lock-Up Letter Agreement shall be terminated and the undersigned shall be released from the undersigned’s obligations hereunder (i) upon the date the Company notifies you in writing that it does not intend to proceed with the Offering, (ii) upon the date the registration statement filed with the Securities and Exchange Commission with respect to the Offering is withdrawn or (iii) upon the date the Underwriting Agreement is terminated, for any reason, prior to the time of purchase (as defined in the Underwriting Agreement).

The undersigned has been informed that each of the directors and executive officers of the Company has executed a lock-up letter agreement substantially in the form of this Lock-Up Letter Agreement, with the exception that the lock-up letter agreement entered into by Dr. Terry Rosen permits Dr. Rosen to dispose of up to 10,000 shares of Common Stock without the prior written consent of Goldman, Sachs & Co. In the event that Goldman, Sachs & Co. shall release any director or executive officer of the Company from any of his or her obligations under such person’s lock-up agreement other than as specifically described above with respect to Dr. Rosen, the undersigned shall be simultaneously released from its obligations hereunder in like manner as to the same number of shares of Common Stock as to which such director or executive officer has been released; provided, that if, in the aggregate, the release(s) of any directors and/or executive officers of the Company from his, her and/or their obligations under the respective lock-up letter agreements apply to thirty percent (30%) or more of the Common Stock originally subject to the lock-up letter agreements of the directors and executive officers of the Company, then the undersigned shall be released from its obligations hereunder with respect to an equal percentage of its holdings of Common Stock. In the event of any release(s), Goldman, Sachs & Co. will promptly notify the undersigned thereof.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

Yours very truly,

/s/ Steven Schoch

Name:	Steven Schoch
Vice President, Finance and Controller On behalf of Amgen Inc.

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